Exhibit 99.1

Q4 2023 Fixed Income Release

Denver, Colorado February 15, 2024: Liberty Global Ltd. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed-income borrowing groups for the three months (“Q4”) ended December 31, 2023 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the December 31, 2023 audited financial statements for each of our fixed-income borrowing groups prior to the end of April 2024. Convenience translations provided herein are calculated as of December 31, 2023.

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VM Ireland Reports Preliminary Q4 2023 Results
Continued growth in mobile subscription revenue in Q4
Launched wholesale network access to Sky customers in November
Continued to deliver on full fiber upgrade project, with almost one third of our network upgraded to full fiber at the end of Q4

VM Ireland is the leading connected entertainment fixed-line and broadband business in Ireland, delivering connectivity services to 402,800 fixed-line customers and mobile services to 134,400 subscribers at December 31, 2023.

Tony Hanway, CEO of VM Ireland, commented:
“2023 was a crucial year for Virgin Media as we successfully delivered on our key growth initiatives. We have upgraded almost one third of our network to full fiber, launched 2 GB broadband, and commenced offering wholesale network access to Sky customers. Heavy investment impacting both opex and capex will remain in 2024, as we continue to execute against our strategic priorities; our fiber upgrade, expanding our footprint to new areas, growing our wholesale business, and enhancing our market-leading customer experience. We remain laser-focused on delivering over 1 million full fiber homes by the end of 2025, allowing every customer on the Virgin Media network to benefit from speeds of up to 10 GB while enjoying our best-in-class entertainment products.”

Operating and strategic highlights:
•Continued to deliver on our full fiber upgrade project, with almost one third of our network upgraded to full fiber at the end of Q4, with build costs in line with expectations
•Q4 mobile postpaid net losses of 2,200 broadly in line with Q3, as we continue to pivot to higher ARPU FMC bundles from low value SIMs
•Fixed customer net losses were 3,900 in Q4, mainly driven by lower acquisitions and higher churn due to overbuild
•Announced an exclusive five-year naming rights deal with Munster Rugby, which will see Musgrave Park renamed ‘Virgin Media Park’
•Launched Apple TV+ on Virgin 360 set-top boxes, providing customers with the ultimate entertainment experience and reflecting our commitment to providing seamless, accessible content

Financial highlights:
•FY 2023 revenue of €468.1 million decreased 0.4% YoY
•Q4 revenue of €124.3 million decreased 1.8% YoY, as lower fixed revenue was only partially offset by growth in (i) programming revenue and (ii) mobile subscription revenue
•Q4 residential fixed revenue of €73.8 million decreased 3.9% YoY
◦Fixed subscription revenue decreased 3.4% YoY, primarily driven by lower volumes, offsetting growth in fixed ARPU
•Q4 residential mobile revenue decreased 5.3% YoY
◦Mobile subscription revenue increased 5.2%, primarily driven by strong mobile ARPU growth
◦Mobile non-subscription revenue decreased 27.0% YoY, primarily due to lower handset revenue
•Q4 B2B revenue increased 2.2% YoY, primarily due to strength in SOHO
•FY 2023 net earnings (loss) decreased to (€8.8 million)
•Q4 net earnings (loss) decreased 279.2% YoY to (€34.4 million), primarily driven by (i) higher realized and unrealized losses on derivative instruments and (ii) an increase in interest expense
•FY 2023 Adjusted EBITDA decreased 10.7% YoY on a reported basis and 3.7% YoY on a rebased1 basis
•Q4 Adjusted EBITDA decreased 2.3% YoY on a reported basis and increased 6.1% on a rebased basis, primarily driven by (i) lower IT & Systems costs following the prior year acceleration in spend and (ii) a decrease in programming costs
•Q4 property and equipment (“P&E”) additions of €45.2 million were down 13.9% YoY, primarily due to the phasing of our investment in fiber upgrade, Wholesale and Off-Net programs
◦P&E additions as a percentage of revenue decreased to 36.4% in Q4 2023, as compared to 41.5% in the prior year period
•FY 2023 Adjusted EBITDA less P&E Additions of €4.4 million represents a decrease of 92.2% YoY on a reported basis and 86.6% on a rebased basis
•Q4 Adjusted EBITDA less P&E Additions of (€1.8 million) represents an increase of 77.8% YoY on a reported basis and 87.2% on a rebased basis
•At December 31, 2023, our fully-swapped third-party debt borrowing cost was 3.9% and the average tenor of our third-party debt was 5.5 years
•At December 31, 2023, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) were both 5.20x, each as calculated in accordance with our most restrictive covenants and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦If we were to not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA would have been 5.51x at December 31, 2023
•At December 31, 2023, we had €100.0 million of undrawn commitments available. When our Q4 compliance reporting requirements have been completed and assuming no change from December 31, 2023 borrowing levels, we anticipate the full €100.0 million of borrowing capacity will continue to be available

Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2023	2022

Footprint
Homes Passed	982,900	965,000

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	402,800	421,100
Q4 Organic[2] Fixed-Line Customer Relationship net losses	(3,900)	(2,900)

Q4 Monthly ARPU per Fixed-Line Customer Relationship	€62.81	€62.20

Mobile Subscribers
Total Mobile subscribers	134,400	143,800
Total Organic Mobile net additions (losses)	(2,200)	6,400

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€22.04	€20.35
Excluding interconnect revenue	€20.37	€18.64

Selected Financial Results, Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2023 and 2022:

	Three months ended				Year ended
	December 31,		Increase/(decrease)		December 31,		Increase/(decrease)
	2023	2022	Reported	Rebased	2023	2022	Reported	Rebased
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€73.4	€76.0	(3.4%)	(3.4%)	€297.1	€304.4	(2.4%)	(2.4%)
Non-subscription	0.4	0.8	(50.0%)	(50.0%)	2.2	2.9	(24.1%)	(24.1%)
Total residential fixed revenue	73.8	76.8	(3.9%)	(3.9%)	299.3	307.3	(2.6%)	(2.6%)
Residential mobile revenue:
Subscription	8.1	7.7	5.2%	5.2%	32.0	29.5	8.5%	8.5%
Non-subscription	2.7	3.7	(27.0%)	(27.0%)	9.3	10.7	(13.1%)	(13.1%)
Total residential mobile revenue	10.8	11.4	(5.3%)	(5.3%)	41.3	40.2	2.7%	2.7%
B2B revenue:
Subscription	3.1	2.8	10.7%	10.7%	11.8	11.0	7.3%	7.3%
Non-subscription	6.4	6.5	(1.5%)	(1.5%)	25.7	26.2	(1.9%)	(1.9%)
Total B2B revenue	9.5	9.3	2.2%	2.2%	37.5	37.2	0.8%	0.8%
Other revenue	30.2	29.1	3.8%	3.8%	90.0	85.3	5.5%	5.5%
Total revenue	€124.3	€126.6	(1.8%)	(1.8%)	€468.1	€470.0	(0.4%)	(0.4%)

Adjusted EBITDA	€43.4	€44.4	(2.3%)	6.1%	€167.7	€187.7	(10.7%)	(3.7%)

Adjusted EBITDA less P&E Additions	€(1.8)	€(8.1)	77.8%	87.2%	€4.4	€56.2	(92.2%)	(86.6%)

The following table provides a reconciliation of net earnings (loss) to Adjusted EBITDA for the three months and year ended December 31, 2023 and 2022:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions, except % amounts

Net earnings (loss)	€(34.4)	€19.2	€(8.8)	€174.8
Income tax benefit	(7.0)	(7.1)	(5.6)	(4.7)
Other income, net	(0.1)	(0.9)	(0.9)	(2.0)
Foreign currency transaction losses, net	—	—	—	0.4
Realized and unrealized losses (gains) on derivative instruments, net	35.2	(4.2)	23.9	(132.6)
Interest expense	17.6	10.1	62.2	35.4
Operating income	11.3	17.1	70.8	71.3
Impairment, restructuring and other operating items, net	6.2	—	5.6	3.6
Depreciation and amortization	21.6	16.7	74.5	65.7
Related-party fees and allocations, net	2.9	9.6	10.7	42.7
Share-based compensation expense	1.4	1.0	6.1	4.4
Adjusted EBITDA	€43.4	€44.4	€167.7	€187.7

Adjusted EBITDA as a percentage of revenue	34.9%	35.1%	35.8%	39.9%

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions, except % amounts

Customer premises equipment (CPE)	€9.8	€9.8	€40.0	€32.5
New build and upgrade	19.9	16.7	57.0	42.9
Capacity	0.1	1.0	1.8	4.5
Baseline	1.7	11.8	20.3	19.1
Product and enablers	13.7	13.2	44.2	32.5
Property and equipment additions	45.2	52.5	163.3	131.5
Changes in current liabilities related to capital expenditures (including related-party amounts)	5.3	(3.7)	(1.9)	(15.7)
Total capital expenditures[3]	€50.5	€48.8	€161.4	€115.8

Property and equipment additions as a percentage of revenue	36.4%	41.5%	34.9%	28.0%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€43.4	€44.4	€167.7	€187.7
Property and equipment additions	(45.2)	(52.5)	(163.3)	(131.5)
Total	€(1.8)	€(8.1)	€4.4	€56.2

Third-Party Debt and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	December 31,		September 30,
	2023		2023
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.5%(i)) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%(i)) due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(4.7)	(5.0)
Total carrying amount of third-party debt		895.3	895.0
Less: cash and cash equivalents		0.7	1.4
Net carrying amount of third-party debt		€894.6	€893.6
______________________

(i)Rates are subject to adjustment based on the achievement or otherwise of certain ESG metrics.

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2023 and September 30, 2023. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2023	2023
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility excluded amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(0.7)	(1.4)
Total covenant amount of third-party net debt	€849.3	€848.6

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Sunrise Holding Reports Preliminary Q4 2023 Results
Achieved all 2023 financial guidance for Switzerland
Strong revenue and Adjusted EBITDA performance at Sunrise in Q4 driven by momentum in mobile and synergy execution
Return to stable broadband net adds and continued growth in mobile postpaid

Sunrise Holding Group (formerly UPC Holding Group) (“Sunrise Holding”) provides market-leading converged broadband services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland, through Sunrise, and Slovakia, through UPC Slovakia (within “Central and Other”). At December 31, 2023, our continuing operations connected 1.6 million customers subscribing to 3.7 million internet, video and fixed-line telephony services and served 2.8 million mobile subscribers.

André Krause, CEO of Sunrise, commented:
“We delivered a strong Q4 with a return to topline growth and mid-single digit Adjusted EBITDA growth, allowing us to comfortably achieve all financial guidance for 2023. Our performance was underpinned by mobile and B2B growth coupled with the price adjustment from June. Despite a competitive environment, as the UPC migration impact reduces, we returned to stable broadband net adds and in mobile saw continued momentum from flanker brands. We continued to drive synergy execution, achieving ~70% of run-rate synergies by the end of 2023. In 2024, we anticipate Adjusted EBITDA growth and continued capital discipline underpinning another year of Adjusted FCF growth.”

Operating and strategic highlights:
Sunrise delivers strong mobile performance and continued momentum in flanker brands, with lower costs to capture spend further supporting Adjusted EBITDA growth in Q4
•Momentum in mobile postpaid4 continued in Q4, achieving 25,100 net adds
•The sequential improvement in broadband performance, which was flat in Q4, was supported by strong Q4 sales despite a delay in activations, as well as continued momentum in flanker brands
•Fixed Customer Relationships decreased by 12,200 at Sunrise in Q4 2023, as compared to a gain of 2,800 in Q4 2022
•FMC penetration at Sunrise remains high at 58% across our broadband base in Q4 2023, up from 57% in Q4 2022
•Sunrise Q4 Customer ARPU of CHF 63.40 decreased 2.3% YoY on a reported basis and 1.6% on a rebased1 basis as result of the competitive environment, partially offset by price rise benefit
•Key integration milestones delivered in line with roadmap, achieving ~70% of run-rate synergies by the end of 2023
•Sunrise was awarded the “Outstanding” rating in the “connect” Mobile Network Test 2024, making it the only Swiss mobile network to win this top rating for the eighth consecutive time and ranking Sunrise among the world’s top-five mobile networks
•Announced plans to increase Sunrise’s basic 5G bandwidths by 50% from mid-2025 using existing 3G bandwidths, providing customers with more capacity and speed

•Sunrise Business received multiple awards from Cisco, recognizing its innovations in cloud-based, managed SD-WAN solutions
•Sunrise became the first provider in Switzerland to offer Apple TV+ on its set-top box, offering customers another exclusive benefit and greater choice of entertainment

Financial highlights:
•Revenue of €845.1 million in Q4 increased 5.8% YoY on a reported basis and 2.4% YoY on a rebased basis
◦Q4 Sunrise revenue increased 6.0% YoY on a reported basis and 2.5% YoY on a rebased basis. The rebased increase was mainly due to (i) growth in mobile subscription revenue, (ii) a favorable phasing impact in mobile non-subscription revenue, (iii) continued trading momentum in flanker brands and B2B and (iv) the positive impact of the July price increase
◦FY 2023 Sunrise revenue of €3,125.7 million increased 3.4% YoY on a reported basis and decreased 0.2% YoY on a rebased basis
•Q4 earnings (loss) from continuing operations increased 18.3% YoY on a reported basis to (€138.8 million), primarily due to the net effect of (i) an increase in foreign currency gains, (ii) higher realized and unrealized losses on derivative instruments and (iii) higher interest expense
•Segment Adjusted EBITDA of €270.8 million in Q4 increased 5.8% YoY on a reported basis and 5.4% YoY on a rebased basis
◦Q4 Sunrise Segment Adjusted EBITDA increased 6.0% YoY on a reported basis and 5.6% YoY on a rebased basis. The rebased increase was mainly due to (i) the aforementioned increase in revenue and (ii) lower costs to capture
◦Sunrise Segment Adjusted EBITDA included costs to capture5 of €4 million in Q4
◦FY 2023 Sunrise Adjusted EBITDA of €1,061.8 million decreased 1.7% YoY on a reported basis and 2.0% YoY on a rebased basis
◦Sunrise Segment Adjusted EBITDA included costs to capture of €12 million in FY 2023
•Q4 property and equipment (“P&E”) additions were 20.1% of revenue, as compared to 22.5% in the prior year period
◦The relative Q4 decrease was largely driven by the decrease in P&E additions at Sunrise
•Segment Adjusted EBITDA less P&E Additions of €101.3 million in Q4 increased 32.2% YoY on a reported basis and 55.6% YoY on a rebased basis
◦Sunrise Segment Adjusted EBITDA less P&E Additions of €100.5 million in Q4 increased 31.9% YoY on a reported basis and 55.4% YoY on a rebased basis
◦Sunrise Segment Adjusted EBITDA less P&E Additions included €17 million of costs to capture and integration-related capital spend in Q4
•At December 31, 2023, our fully-swapped third-party debt borrowing cost was 3.1% and the average tenor of our third-party debt (excluding vendor financing) was 5.5 years
•At December 31, 2023, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for Sunrise Holding were 4.11x and 4.88x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements

◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for Sunrise Holding would have been 5.51x at December 31, 2023
•At December 31, 2023, we had €725.0 million of undrawn commitments available. When our Q4 compliance reporting requirements have been completed and assuming no change from December 31, 2023 borrowing levels, we anticipate €725.0 million of borrowing capacity will continue to be available
◦During Q4 2023, the Sunrise Holding Revolving Facility was amended to provide for maximum borrowing capacity of €748.0 million

FY 2024 financial guidance for Sunrise:
•Revenue growth: broadly stable
•Segment Adjusted EBITDA(i) (including costs to capture): stable to low-single-digit growth
•Opex and Capex costs to capture: ~CHF 15 million (of which mainly Capex)
•Property and equipment additions as a percentage of revenue (including costs to capture): 16-18%
•Adjusted FCF(i): CHF 360-400 million

(i) Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures, see the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for our Adjusted EBITDA and Adjusted FCF guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2023		2022

Footprint
Homes Passed	3,350,100		3,151,700

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	1,645,200		1,653,300
Q4 Organic[2] Fixed-Line Customer Relationship net additions (losses)	(13,100)		2,100

Q4 Monthly ARPU per Fixed-Line Customer Relationship		€61.45		€60.84
Sunrise Q4 Monthly ARPU per Fixed-Line Customer Relationship	CHF	63.40	CHF	64.89

Customer Bundling
Fixed-mobile Convergence - Sunrise	58.1%		57.4%

Single-Play	24.3%		22.8%
Double-Play	26.0%		24.4%
Triple-Play	49.7%		52.8%

Mobile Subscribers
Postpaid	2,467,100		2,326,200
Prepaid	369,200		440,000
Total Mobile subscribers	2,836,300		2,766,200

Q4 Organic Postpaid net additions	25,100		44,000
Q4 Organic Prepaid net losses	(28,200)		(29,600)
Total Organic Mobile net additions (losses)	(3,100)		14,400

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€33.13		€33.08
Excluding interconnect revenue		€31.53		€30.84
Sunrise Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	CHF	31.59	CHF	32.53
Excluding interconnect revenue	CHF	30.07	CHF	30.33

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2023 and 2022:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2023	2022	Reported	Rebased	2023	2022	Reported	Rebased
	in millions, except % amounts

Revenue
Sunrise:
Consumer Fixed	€308.6	€287.7	7.3%	(0.7%)	€1,187.7	€1,155.8	2.8%	(2.6%)
Consumer Mobile	355.8	329.3	8.0%	4.8%	1,290.2	1,242.0	3.9%	0.5%
B2B	158.8	151.2	5.0%	1.9%	594.5	567.1	4.8%	1.4%
Other	10.6	18.7	(43.3%)	26.6%	53.3	57.9	(7.9%)	23.2%
Total Sunrise	833.8	786.9	6.0%	2.5%	3,125.7	3,022.8	3.4%	(0.2%)
Central and Other	11.3	11.9	(5.0%)	(5.0%)	45.8	45.9	(0.2%)	(0.2%)
Total	€845.1	€798.8	5.8%	2.4%	€3,171.5	€3,068.7	3.3%	(0.2%)

Segment Adjusted EBITDA
Sunrise	€267.1	€252.1	6.0%	5.6%	€1,061.8	€1,080.1	(1.7%)	(2.0%)
Central and Other	3.7	3.9	(5.1%)	(5.1%)	16.3	15.4	5.8%	5.8%
Total	€270.8	€256.0	5.8%	5.4%	€1,078.1	€1,095.5	(1.6%)	(1.9%)

Segment Adjusted EBITDA less P&E Additions
Sunrise	€100.5	€76.2	31.9%	55.4%	€519.3	€531.8	(2.4%)	5.9%
Central and Other	0.8	0.4	100.0%	100.0%	7.8	4.5	73.3%	73.3%
Total	€101.3	€76.6	32.2%	55.6%	€527.1	€536.3	(1.7%)	6.5%

The following table provides a reconciliation of earnings (loss) from continuing operations to Segment Adjusted EBITDA for the three months and year ended December 31, 2023 and 2022:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions, except % amounts

Earnings (loss) from continuing operations	€(138.8)	€(169.8)	€(341.6)	€131.9
Income tax benefit	(12.8)	(30.1)	(55.3)	(73.9)
Other expense (income), net	1.1	(2.2)	(11.8)	(26.9)
Gains on debt extinguishment, net	—	—	—	(2.6)
Foreign currency transaction gains, net	(483.9)	(177.8)	(590.8)	(103.8)
Realized and unrealized losses (gains) on derivative instruments, net	469.2	198.1	552.7	(340.5)
Interest expense	98.5	79.7	374.3	274.8
Operating loss	(66.7)	(102.1)	(72.5)	(141.0)
Impairment, restructuring and other operating items, net	46.3	9.6	22.7	21.5
Depreciation and amortization	266.3	302.9	1,028.2	1,034.5
Related-party fees and allocations, net	18.9	39.3	75.4	152.9
Share-based compensation expense	6.0	6.3	24.3	27.6
Segment Adjusted EBITDA	€270.8	€256.0	€1,078.1	€1,095.5

Segment Adjusted EBITDA as a percentage of revenue	32.0%	32.0%	34.0%	35.7%

The following table details the property and equipment additions of our continuing operations and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions, except % amounts

Customer premises equipment (CPE)	€21.4	€16.7	€92.2	€84.8
New build and upgrade	27.0	25.9	79.2	69.8
Capacity	35.1	43.2	98.3	116.4
Baseline	49.0	49.4	167.6	163.2
Product and enablers	37.0	44.2	113.7	125.0
Property and equipment additions	169.5	179.4	551.0	559.2
Assets acquired under capital-related vendor financing arrangements	(29.0)	(26.3)	(79.1)	(109.0)
Assets acquired under finance leases	(0.1)	—	(0.1)	(0.4)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(13.6)	(38.9)	(15.0)	(52.2)
Total capital expenditures[3]	€126.8	€114.2	€456.8	€397.6

Segment Property and Equipment Additions
Sunrise	€166.6	€175.9	€542.5	€548.3
Central and Other	2.9	3.5	8.5	10.9
Total property and equipment additions	€169.5	€179.4	€551.0	€559.2

Property and equipment additions as a percentage of revenue	20.1%	22.5%	17.4%	18.2%

Segment Adjusted EBITDA less P&E Additions
Segment Adjusted EBITDA	€270.8	€256.0	€1,078.1	€1,095.5
Property and equipment additions	(169.5)	(179.4)	(551.0)	(559.2)
Total	€101.3	€76.6	€527.1	€536.3

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of Sunrise Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	December 31,		September 30,
	2023		2023
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facilities
3.625% EUR Facility AQ due 2029	€374.9	€374.9	€374.9
4.875% USD Facility AZ due 2031	$1,250.0	1,129.8	1,181.8
Facility AT (Term SOFR(i)+ 2.25%) USD due 2028	$700.0	632.7	661.8
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AX (Term SOFR(i) +3.0%(ii)) USD due 2029	$1,717.0	1,551.8	1,623.3
Facility AY (EURIBOR + 3.0%(ii)) EUR due 2029	€693.0	693.0	693.0
€88.0 million Revolving Facility A (EURIBOR + 2.50%) due 2026		—	—
€660.0 million Revolving Facility B (EURIBOR + 2.50%) due 2029		—	—
Elimination of Facilities AQ and AZ in consolidation		(1,504.7)	(1,556.7)
Total Senior Credit Facilities		3,277.5	3,378.1

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2029	€374.9	374.9	374.9
4.875% USD Senior Secured Notes due 2031	$1,250.0	1,129.8	1,181.8
Total Senior Secured Notes		1,504.7	1,556.7

Senior Notes
5.500% USD Senior Notes due 2028	$452.3	408.8	427.6
3.875% EUR Senior Notes due 2029	€337.9	337.9	337.9
Total Senior Notes		746.7	765.5

Vendor financing		338.6	221.6
Finance lease obligations		29.2	29.0
Total third-party debt and finance lease obligations		5,896.7	5,950.9
Deferred financing costs and discounts		(19.5)	(21.2)
Total carrying amount of third-party debt and finance lease obligations		5,877.2	5,929.7
Less: cash and cash equivalents		6.0	7.3
Net carrying amount of third-party debt and finance lease obligations[6]		€5,871.2	€5,922.4

Exchange rate ($ to €)		1.1065	1.0578
______________________

(i)During 2023, the UPC Holding Bank Facility was amended to replace LIBOR with the Term Secured Overnight Financing Rate (Term SOFR) as the reference rate for U.S. dollar-denominated loans.
(ii)Rates are subject to adjustment based on the achievement or otherwise of certain ESG metrics.

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from Sunrise Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2023 and September 30, 2023. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2023	2023
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€5,896.6	€5,950.9
Vendor financing	(338.6)	(221.6)
Finance lease obligations	(29.2)	(29.0)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments associated with our cross-currency derivative instruments	700.7	281.7
Total covenant amount of third-party gross debt	5,829.5	5,582.0
Cash and cash equivalents	(6.0)	(7.3)
Total covenant amount of third-party net debt	€5,823.5	€5,574.7

Local Currency Selected Financial Results
The following table reflects local currency unaudited financial results for Sunrise:

	Three months ended				Increase/(decrease)		Year ended				Increase/(decrease)
	December 31,						December 31,
	2023		2022		Reported	Rebased	2023		2022		Reported	Rebased
	in millions, except % amounts

Revenue
Consumer Fixed	CHF	294.5	CHF	282.7	4.2%	(0.7%)	CHF	1,153.6	CHF	1,161.2	(0.7%)	(2.6%)
Consumer Mobile	339.5		324.0		4.8%	4.8%	1,252.6		1,246.6		0.5%	0.5%
B2B	151.5		148.5		2.0%	1.9%	577.2		569.1		1.4%	1.4%
Other	9.9		18.5		(46.5%)	26.6%	51.8		58.3		(11.1%)	23.2%
Total Revenue	CHF	795.4	CHF	773.7	2.8%	2.5%	CHF	3,035.2	CHF	3,035.2	—%	(0.2%)

Segment Adjusted EBITDA	CHF	254.9	CHF	247.9	2.8%	5.6%	CHF	1,031.1	CHF	1,085.1	(5.0%)	(2.0%)

Segment Adjusted EBITDA less P&E Additions	CHF	96.0	CHF	75.0	28.0%	55.4%	CHF	504.6	CHF	535.9	(5.8%)	5.9%

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; the planned full fiber upgrade at Virgin Media Ireland, including the timing, costs, premises to be upgraded and benefits thereof; any wholesale agreements between Virgin Media Ireland and potential other customers such as Sky, including the timing, costs and benefits thereof; the strategic priorities of Virgin Media Ireland, including the types of customers being targeted; Virgin Media Ireland’s naming rights deal with Munster Rugby, including the cost, timing and benefits to be derived therefrom; expectations of any macroeconomic dynamics that may be beneficial or detrimental to either Virgin Media Ireland, Sunrise, Sunrise Holding or any of their respective beneficial owners and direct and indirect subsidiaries; the anticipated products, bundles and services, including broadband speed and content offerings, to be provided by Virgin Media Ireland, Sunrise, Sunrise Holding or any of the direct and indirect subsidiaries; expectations with respect to the integration and synergy plan at Sunrise, including the expected timing, cost and benefits to be realized therefrom; expectations with respect to increased bandwidth at Sunrise; expectations regarding financial performance at our companies, including revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, Adjusted Free Cash Flow, and costs to capture, as well as the 2024 financial guidance provided by our operating entities and the components of such guidance; the strength of our companies’ respective balance sheets (including cash and liquidity position), tenor of our third-party debt, and anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us, our businesses, and our customers; the effects of changes in laws or regulations; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million* connections across Europe. Our businesses operate under some of the best-known consumer brands, including Sunrise in Switzerland, Telenet in Belgium, Virgin Media in Ireland, UPC in Slovakia, Virgin Media-O2 in the U.K. and VodafoneZiggo in The Netherlands. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Global's consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and the VodafoneZiggo JV generate combined annual revenue of more than $18 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across the content, technology and infrastructure industries, including stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2023 Liberty Global consolidated results and the combined as reported full year 2023 results for the VodafoneZiggo JV and full year 2023 U.S. GAAP results for the VMO2 JV.

Sunrise, Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks. UPC Slovakia delivers mobile services as a reseller of SIM cards.

Liberty Global Ltd. is listed on the Nasdaq Global Select Market under the symbols "LBTYA", "LBTYB" and "LBTYK".

For more information, please visit www.libertyglobal.com or contact:

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Bill Myers	+1 303 220 6686
		Matt Beake	+44 20 8483 6428

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended December 31, 2023
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Video Subscribers(ii)	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
Sunrise Holding:
Sunrise(iv)	2,707,700	1,468,000	3,314,300	1,180,400	1,199,700	934,200	2,836,300
UPC Slovakia	642,400	177,200	394,000	144,800	161,700	87,500	—
Total Sunrise Holding	3,350,100	1,645,200	3,708,300	1,325,200	1,361,400	1,021,700	2,836,300

VM Ireland	982,900	402,800	802,200	368,500	227,900	205,800	134,400

Q4 Organic Subscriber Variance
Sunrise Holding:
Sunrise(iv)	7,000	(12,200)	(34,700)	—	(16,900)	(17,800)	(3,100)
UPC Slovakia	2,000	(900)	(1,500)	(400)	(700)	(400)	—
Total Sunrise Holding	9,000	(13,100)	(36,200)	(400)	(17,600)	(18,200)	(3,100)

VM Ireland	3,600	(3,900)	(24,500)	(3,000)	(6,000)	(15,500)	(2,200)

Q4 2023 VM Ireland Adjustments
VM Ireland	8,300	—	—	—	—	—	—
Total VM Ireland adjustments	8,300	—	—	—	—	—	—

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)At Sunrise, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers at Sunrise include approximately 39,800 subscribers who have requested and received this service.
(ii)Sunrise Holding has approximately 31,000 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)At Sunrise, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers at Sunrise include approximately 128,400 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Sunrise Holding offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Sunrise's homes passed count as we do not own these networks. Including these arrangements, our operations at Sunrise have the ability to offer fixed services to the national footprint.

	Selected Operating Data — As of December 31, 2023
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
Sunrise Holding:
Sunrise	369,200	2,467,100	2,836,300
Total Sunrise Holding	369,200	2,467,100	2,836,300

VM Ireland	—	134,400	134,400

	December 31, 2023 vs. September 30, 2023
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Q4 Organic Mobile Subscriber Variance
Sunrise Holding:
Sunrise	(28,200)	25,100	(3,100)
Total Sunrise Holding	(28,200)	25,100	(3,100)

VM Ireland	—	(2,200)	(2,200)

General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2023, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months and year ended December 31, 2022 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions to the same extent these entities are included in our results for the three months and year ended December 31, 2023 and (ii) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2023. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated February 15, 2024, Liberty Global Reports Q4 2023 Results. The following table provides adjustments made to the 2022 amounts to derive our rebase growth rates:

	Three months ended December 31, 2022			Year ended December 31, 2022
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Sunrise Holding
Acquisitions and impact of the Tech Framework(i)	€1.9	€(6.6)	€(13.7)	€6.9	€(33.9)	€(61.3)
Foreign currency	€24.5	€7.6	€2.2	€101.9	€37.0	€19.9

VM Ireland
Impact of the Tech Framework(i)	€—	€(3.4)	€(6.2)	€—	€(13.5)	€(23.4)
______________________

(i)Rebase adjustments reflect the impact of the Tech Framework as if it had been in place during 2022. For additional information regarding the Tech Framework, see footnote 7 below.
2Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted.
3The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.
4Postpaid mobile additions include B2B mobile subscribers.
5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and therefore may not be comparable with other similarly titled measures reported by other companies.

7During the first quarter of 2023, Liberty Global changed the terms related to, and approach to the allocation of, charges for certain products and services that its centrally-managed technology and innovation function provides to us (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. As a result, we now capitalize the combined cost of the CPE hardware and essential software as part of property and equipment additions. The other services, including maintenance and hosting, continue to be reported as operating costs in the period incurred (included in Adjusted EBITDA). The new Tech Framework is a result of internal changes at Liberty Global with respect to the way in which its chief operating decision maker evaluates the revenue, Adjusted EBITDA and property and equipment additions of its operating segments. The following table provides a summary of the impact on Adjusted EBITDA and property and equipment additions for 2023 reported amounts and 2022 rebased amounts:

	Three months ended December 31,				Year ended December 31,
	2023		2022		2023		2022
	in millions

Decrease to Adjusted EBITDA(i):
Sunrise	CHF	(14.8)	CHF	(9.8)	CHF	(58.4)	CHF	(38.2)
VM Ireland		€(5.5)		€(3.4)		€(22.1)		€(13.5)

Increase to property and equipment additions(ii):
Sunrise	CHF	5.1	CHF	5.3	CHF	20.5	CHF	21.2
VM Ireland		€2.4		€2.8		€9.6		€9.9
______________________

(i)Amounts reflect the charge related to the service and maintenance component of the Tech Framework, as well as any applicable markup.
(ii)Amounts reflect the charge related to the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance, and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

Adjusted Free Cash Flow (Adjusted FCF): We define Adjusted FCF as net cash provided by the operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. We believe our presentation of Adjusted FCF, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to (a) service debt and (b) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. Further, our Adjusted FCF may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as part of our Project Lightning Network Extension Program in Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.